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                                                                     Exhibit (l)

(WILMER CUTLER PICKERING HALE AND DORR LOGO)



                                                60 State Street
                                                Boston, MA 02109
                                                617-526-6000
                                                617-526-5000


March 7, 2005

Pioneer Floating Rate Trust
60 State Street
Boston, Massachusetts  02109


Ladies and Gentlemen:

Pioneer Floating Rate Trust (the "Trust") was established as a Delaware statutory trust under an Agreement and Declaration of Trust dated October 6, 2004 (the "Declaration of Trust"). The beneficial interests thereunder are represented by one series and one or more separate and distinct classes established by the Trustees.

The Trustees have the powers set forth in the Declaration of Trust, subject to the terms, provisions and conditions provided therein. Pursuant to Article V,
Section 2 of the Declaration of Trust, the number of shares of beneficial interest authorized to be issued under the Declaration of Trust is unlimited, and the Trustees are authorized to divide the shares into one or more series of shares and one or more classes thereof as they deem necessary or desirable. Pursuant to Article V, Section 3 of the Declaration of Trust, the Trustees are empowered in their discretion to issue shares of any series for such amount and type of consideration, including cash or securities, and on such terms as the Trustees may authorize, all without action or approval of the shareholders. Pursuant to the Statement of Preferences of Auction Market Preferred Shares (the "Statement"), the Trustees have established three series of preferred shares, Series M7 Auction Market Preferred Shares, Series W7 Auction Market Preferred Shares, and Series TH7 Auction Market Preferred Shares (collectively, the "Preferred Shares").

We have examined the Declaration of Trust and By-Laws, each as amended from time to time, of the Trust, the Statement and such other documents as we have deemed necessary or appropriate for the purposes of this opinion, including, but not limited to, originals, or copies certified or otherwise identified to our satisfaction, of such documents, Trust records and other instruments. In our examination of the above documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified of photostatic copies.

Our opinions below are qualified to the extent that they may be subject to or affected by (i) applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer,


      BALTIMORE     BEIJING     BERLIN     BOSTON     BRUSSELS     LONDON
MUNICH     NEW YORK     NORTHERN VIRGINIA     OXFORD     WALTHAM     WASHINGTON
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Pioneer Floating Rate Trust
March 7, 2005
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moratorium or similar laws affecting the rights and remedies of creditors generally, (ii) statutory or decisional law concerning recourse by creditors to security in the absence of notice or hearing and (iii) duties and standards imposed on creditors and parties to contracts, including, without limitation, requirements of good faith, reasonableness and fair dealing. Further, we do not express any opinion as to (i) the availability of the remedy of specific performance or any other equitable remedy upon breach of any provision of any agreement whether applied by a court of law or equity, (ii) the successful assertion of any equitable defense, or (iii) the right of any party to enforce the indemnification or contribution provisions of any agreement.

In rendering the opinion below, insofar as it relates to the good standing and valid existence of the Trust, we have relied solely on a certificate of the Secretary of State of the State of Delaware, dated as of a recent date, and such opinion is limited accordingly and is rendered as of the date of such certificate.

This opinion is limited to the Delaware Statutory Trust Act statute, and we express no opinion with respect to the laws of any other jurisdiction or to any other laws of the State of Delaware. Further, we express no opinion as to compliance with any state or federal securities laws, including the securities laws of the State of Delaware.

Our opinion below, as it relates to the non-assessability of the shares of the Trust, is qualified to the extent that any shareholder is, was or may become a named Trustee of the Trust. It is also qualified to the extent that, pursuant to
Article VIII, Section 2 of the Declaration of Trust, the Trustees have the power to cause shareholders, or shareholders of a particular series, to pay certain custodian, transfer, servicing or similar agent charges by setting off the same against declared but unpaid dividends or by reducing share ownership (or by both means).

Subject to the foregoing, we are of the opinion that the Trust is a duly organized and validly existing statutory trust in good standing under the laws of the State of Delaware and that the Preferred Shares of the Trust, when issued in accordance with the terms, conditions, requirements and procedures set forth in the Declaration of Trust and the Statement, the Trust's Registration Statement on Form N-2 and the Purchase Agreement between the Trust, the Trust's investment adviser, Pioneer Investment Management, Inc., the Trust's investment subadviser, Highland Capital Management, L.P., and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the underwriters named therein, will constitute legally and validly issued, fully paid and non-assessable shares of beneficial interest in the Trust, subject to compliance with the Securities Act of 1933, as amended (the "Securities Act"), the Investment Company Act of 1940, as amended, and the applicable state laws regulating the sale of securities.

We are opining only as to the specific legal issues expressly set forth herein, and no opinion should be inferred as to any other matters. We are opining on the date hereof as to the law in effect on the date hereof, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments that might affect any matters or opinions set forth herein.
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Pioneer Floating Rate Trust
March 7, 2005
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We hereby consent to the filing of this opinion with the Securities and Exchange
Commission (the "Commission") as an exhibit to the Registration Statement in accordance with the requirements of Form N-2 under the Securities Act and to the use of our name therein and in the related Prospectus under the caption
"Validity of Shares." In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Best regards,

WILMER CUTLER PICKERING
HALE AND DORR LLP


By: /s/ David C. Phelan
    --------------------------------
David C. Phelan, Partner